Board of Directors
Camco Financial Corporation

We have reviewed the accompanying consolidated balance sheets of Camco Financial Corporation as of June 30, 1998, and the related statements of earnings, comprehensive income and cash flows for the three and six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Camco Financial Corporation

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.
Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.



GRANT THORNTON LLP

Cincinnati, Ohio
August 14, 1998